Exhibit 99.1

767 Fifth Avenue New York, NY 10153	News Contact: Investors: Rainey Mancini rmancini@estee.com Media: Brendan Riley briley@estee.com

THE ESTÉE LAUDER COMPANIES REPORTS FISCAL 2026 SECOND QUARTER RESULTS

Delivered Strong Fiscal 2026 Second Quarter and First Half Results across Sales, Margins and EPS

Raising Fiscal 2026 Full-Year Outlook

New York, February 5, 2026 - The Estée Lauder Companies Inc. (NYSE: EL) today reported its financial results for the second quarter ended December 31, 2025.
“We delivered excellent second quarter results to solidify a strong first half of fiscal 2026,” said Stéphane de La Faverie, President and CEO. “In this pivotal year, Beauty Reimagined has invigorated our business as we execute the biggest operational, leadership, and cultural transformation in our history. On its one-year anniversary, we raise our fiscal 2026 outlook confident in the strength of our turnaround, even as our second half reflects previously-expected headwinds and now-greater consumer-facing investments, as we expect to restore organic sales growth and expand our operating margin for the first time in four years.”

FISCAL 2026 SECOND QUARTER SELECT FINANCIAL RESULTS (unaudited)1,2,3

	Three Months Ended December 31		Percentage Change
($ in millions, except per share data)	2025	2024
Net Sales	$4,229	$4,004	6%
Organic Net Sales, Non-GAAP[1,2]	$4,155	$4,004	4%

Other Financial Results:
Gross Profit	$3,235	$3,047	6%
Gross Margin	76.5%	76.1%
Adjusted Gross Profit, Non-GAAP[1,3]	$3,235	$3,047	6%
Adjusted Gross Margin, Non-GAAP[1,3]	76.5%	76.1%

Operating Income (Loss)	$401	$(580)	100+%
Operating Margin	9.5%	(14.5)%
Adjusted Operating Income, Non-GAAP[1,3]	$608	$462	32%
Adjusted Operating Margin, Non-GAAP[1,3]	14.4%	11.5%

Diluted Net Earnings (Loss) Per Common Share	$.44	$(1.64)	100+%
Adjusted Diluted Net Earnings Per Common Share, Non-GAAP[1,3]	$.89	$.62	43%
1See pages 18 and 19 for reconciliation between GAAP and Adjusted Non-GAAP measures.
2Organic net sales represents net sales excluding returns associated with restructuring and other activities; non-comparable impacts of acquisitions, divestitures and brand closures; as well as the impact from foreign currency translation. The Company believes that the Non-GAAP measure of organic net sales growth provides year-over-year sales comparisons on a consistent basis.
3Adjusted Non-GAAP measures are calculated based on Net Sales adjusted only for Returns associated with restructuring and other activities.

•As Reported Net sales increased 6% to $4.2 billion. Organic net sales increased 4%.
•As Reported and Adjusted Gross margin expanded 40 basis points, to 76.5% from 76.1%, reflecting net benefits from the Company’s Profit Recovery and Growth Plan (“PRGP”), largely offset by the impact of incremental tariffs, changes in the Company’s mix of business and inflation. The PRGP benefits were driven by operational efficiencies, including a more competitive approach to procurement and expense optimization, as well as lower excess and obsolescence.
•As Reported Operating margin was 9.5%, an improvement from (14.5)% in the prior-year period, which was unfavorably impacted by $861 million of goodwill and other intangible asset impairments. Adjusted Operating margin expanded 290 basis points, to 14.4% from 11.5%, reflecting net benefits from the Company’s PRGP. These net benefits helped to reduce non-consumer-facing expenses, despite the normalization of employee incentive costs, and provided funding for increased consumer-facing investments4.
•Effective tax rate was 51.4%, compared with 9.2% in the prior-year period. The increase was primarily driven by the fiscal 2025 second quarter pre-tax loss and the discrete tax impact of goodwill and other intangible asset impairments. It also reflects the estimated unfavorable impact of recently enacted U.S. tax legislation and a higher effective tax rate on foreign operations due to the establishment of new valuation allowances on certain foreign deferred tax assets. The favorable year-over-year impact associated with previously issued stock-based compensation partially offset these increases. Adjusted effective tax rate was 39.8%, compared with 42.6%.
•Diluted net earnings (loss) per common share increased to net earnings of $.44, compared with a net loss of $(1.64) in the prior-year period. Adjusted diluted net earnings per common share increased to $.89, or 43%, compared with $.62.
•For the six months ended December 31, 2025:
◦Net cash flows provided by operating activities increased to $785 million, an improvement compared to $387 million in the prior-year period, primarily reflecting higher earnings, excluding non-cash items.
◦Capital expenditures decreased to $204 million from $273 million in the prior-year period, reflecting the Company’s strategic focus on prioritizing consumer-facing investments to fuel growth while optimizing its overall investments.
◦Free Cash Flow5 was $581 million, compared with $114 million in the prior-year period, reflecting strong cash flows from operations as well as the timing of capital expenditures. The Company continues to focus on improving Free Cash Flow through operational efficiencies and the optimization of its investments.
◦The Company paid $150 million in deferred consideration associated with the fiscal 2023 acquisition of the TOM FORD brand and $255 million in Dividends.
4Consumer-facing investments includes co-operative advertising, selling, advertising and promotional expenses, as well as store operating costs.
5Free Cash Flow is defined as net cash flows from operating activities less capital expenditures. See page 21 for the reconciliation between GAAP and Adjusted Non-GAAP measures.

BEAUTY GAINS AND OPERATIONAL HIGHLIGHTS6
•Achieved prestige beauty share gains for the fiscal 2026 second quarter in some key markets:
◦Mainland China: Second consecutive quarter of double-digit retail sales growth and continued share gains, driven by every category, led by La Mer, TOM FORD, and Le Labo. For calendar year 2025, the Company gained share in every category and across brick-and-mortar and online.
◦Japan: Share gains overall driven by Makeup, led by M·A·C and Bobbi Brown Cosmetics, and Fragrance, led by Le Labo, KILIAN PARIS, and Editions de Parfums Frédéric Malle. For calendar year 2025, the Company gained share in Fragrance to further solidify its #1 rank in the category.
◦U.S.7: Volume share gains in total prestige beauty, as the Company also gained value share in Skin Care and Hair Care. For calendar year 2025, the Company gained volume share in total prestige beauty, while Clinique and The Ordinary drove the Company’s value share gains in Skin Care, ranking #1 and #2 brands in the category, respectively, and Estée Lauder and Le Labo gained value share in Makeup and Fragrance, respectively. In direct-to-consumer, Fragrance rose mid-single-digits.
◦Western Europe: Share gains in Fragrance in each of France, Spain and the U.K.
•Launched breakthrough, on-trend and commercial innovations:
◦Limited edition holiday products, collections, and campaigns across brands, including, but not limited to: “Gift M·A·C”, La Mer’s “A Sparkling Season”, Jo Malone London’s “Fun & Games”, and The Ordinary’s “Slowvember”
◦Estée Lauder further extended its longevity portfolio, powered by patented visible age-reversal technology, with Re-Nutriv Ultimate Lift Rejuvenating Oil, developed in the Company’s China Innovation Labs, and launched in Mainland China in December 2025
◦La Mer debuted The New Lip Treatment, innovated to improve lip texture and replenish lips’ moisture barrier, offered in a variety of bare and buildable shades, launched in November 2025
◦The Ordinary expanded its offerings targeting visible signs of aging, at accessible pricing, with Volufiline 92% + Pal-Isoleucine 1% Targeted Plumping Serum in November 2025
◦TOM FORD introduced a solid-to-liquid lip formula in November 2025, and launched its winter Soleil Neige collection in December 2025, which included Soleil Neige Eau de Parfum, and a corresponding makeup collection of eyeshadow, illuminator, lip color, and blush
•Ranked highly during the 11.11 Global Shopping Festival: Estée Lauder #1 in Prestige Beauty on Tmall and store livestreams on Douyin; La Mer #1 in Luxury on Tmall; Jo Malone London #1 in Prestige Fragrance on Tmall
•Expanded consumer coverage:
◦Continued expansion on:
▪Amazon from October 2025 through January 2026, bringing the total portfolio to 12 brands across 10 markets
6Since the Company’s last earnings announcement, including some previously disclosed.
7Source, excluding direct-to-consumer data: Circana, LLC, US Prestige Beauty Total Department/Specialty, Dollar Share Growth of Corporation, three-months ended December 31, 2025.

▪TikTok Shop from October 2025 through January 2026, bringing the total portfolio to 12 brands across seven markets
◦Amplified specialty-multi distribution, announcing in October 2025 M·A·C’s planned March 2026 launch in select U.S. Sephora locations as well as online and in Sephora at Kohl’s
◦Broadened Fragrance distribution, including nine net new freestanding stores opened globally in the fiscal 2026 second quarter, led by Jo Malone London and Le Labo
•Reimagined the way the Company works, strategically leveraging leading external organizations to advance its organizational transformation:
◦Announced its strategic partnership with Shopify Inc. in October 2025 to modernize its digital technology infrastructure and deliver best-in-class omnichannel consumer experiences, with the Company’s first store—a TOM FORD freestanding store—going live in the United Kingdom in January 2026
◦Entered into a global strategic agreement with Accenture in November 2025 for Enterprise Business Services (“EBS”) in connection with the transformation of its global operating model. See the Profit Recovery and Growth Plan (“PRGP”) section on page 8 for further details.
•Other highlights:
◦Announced in November 2025 its first investment in a Latin American brand with a minority interest in the Mexican luxury fragrance brand XINÚ, reinforcing the Company’s focus on fostering local entrepreneurship and innovation
◦Launched in December 2025 the Jo Malone London AI Scent Advisor, an AI-powered digital experience using Google’s Gemini and Google Cloud’s Vertex AI to provide personalized fragrance recommendations through conversational, natural-language interactions
◦Announced in February 2026 a pioneering collaboration in the U.S. between Clinique and ACUVUE, a globally trusted contact lens brand, uniting two global leaders around a mission to advance eye education in beauty and vision by highlighting to consumers that they can wear contacts and eye makeup confidently

FISCAL 2026 SECOND QUARTER RESULTS BY PRODUCT CATEGORY AND BY REGION

Results by Product Category (Unaudited)

	Three Months Ended December 31
	Net Sales		Percentage Change[1]			Operating Income (Loss)		Percentage Change
($ in millions)	2025	2024	Reported Basis	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2025	2024	Reported Basis
Skin Care	$2,054	$1,921	7%	(1)%	6%	$454	$306	48%
Makeup	1,164	1,150	1	(2)	(1)	18	(211)	100+
Fragrance	812	744	9	(3)	6	105	(446)	100+
Hair Care	168	159	6	(1)	5	18	(3)	100+
Other	31	30	3	—	3	13	(45)	100+
Subtotal	$4,229	$4,004	6%	(2)%	4%	$608	$(399)	100+%
Returns/charges associated with restructuring and other activities	—	—				(207)	(181)
Total	$4,229	$4,004	6%	(2)%	4%	$401	$(580)	100+%
Non-GAAP Adjustments to As Reported Operating Income (Loss):
Returns/charges associated with restructuring and other activities						207	181
Makeup - Goodwill and other intangible asset impairments						—	258
Fragrance - Other intangible asset impairments						—	549
Other - Other intangible asset impairments						—	54
Adjusted Operating Income - Non-GAAP						$608	$462	32%
[1]Percentages are calculated on an individual basis.

The product category net sales commentary below reflects organic net sales, excluding the favorable impacts from foreign currency translation. In addition to the Operational Highlights above, below are the drivers of the Company’s performance.

Skin Care
•Skin Care net sales increased 6%, primarily driven by growth from La Mer, Estée Lauder and The Ordinary.
◦Net sales growth from La Mer was fueled by strong performance during key shopping moments and holiday—supported by increased consumer-facing investments—reflecting growth from The Treatment Lotion and Crème de la Mer product franchises as well as The Renewal Oil.
◦Net sales from Estée Lauder increased, similarly benefiting from performance during key shopping moments and holiday, as well as innovation across the Revitalizing Supreme+, Re-Nutriv and Advanced Night Repair product franchises.

◦Net sales from The Ordinary increased, benefitting from targeted expanded consumer reach and existing distribution growth, as well as successful consumer activations, including those supporting the launch of Volufiline 92% + Pal-Isoleucine 1% Targeted Plumping Serum
•Skin Care operating income increased, primarily due to the increase in net sales as well as net benefits from the PRGP— which helped to reduce non-consumer-facing expenses—partially offset by increased consumer-facing investments to support key activations and new product launches.
Makeup
•Makeup net sales decreased 1%, primarily driven by Estée Lauder, partially offset by M·A·C.
◦Net sales from Estée Lauder declined, primarily due to an accrual for estimated returns of the existing Double Wear Stay-in-Place Long Wear Matte Foundation ahead of the launch of its next-generation of Double Wear matte innovation, which launched in February 2026.
◦M·A·C net sales increased, primarily driven by initial shipments for the March 2026 launch in select U.S. Sephora locations as well as online and in Sephora at Kohl’s. The growth also reflects continued success from the lip subcategory, fueled by its hero product Lip Pencil as well as Lipglass Air.
•Makeup operating results improved to income from a loss in the prior-year period, which included $258 million of goodwill and other intangible asset impairments relating to TOM FORD and Too Faced.
Fragrance
•Fragrance net sales increased 6%, driven by high-single-digit growth from the Company’s Luxury Brands—which grew across all geographic regions—led by TOM FORD, Le Labo and KILIAN PARIS.
◦Net sales from TOM FORD increased, fueled by innovation—including Oud Voyager, Figue Érotique and Soleil Neige—which created a halo effect that benefited existing Private Blend and Signature product sales. Net sales also benefited from targeted expanded consumer reach.
◦Net sales growth from Le Labo was primarily driven by its Classic Collection, including growth from the juice subcategory, as well as body with the launch of perfuming hand creams. Targeted expanded consumer reach also contributed to growth.
◦KILIAN PARIS net sales increased, primarily reflecting the success of existing products—such as the Angels’ Share Collection product franchise— as well as the launch of Angels’ Share on the Rocks and targeted expanded consumer reach.
•Fragrance operating results improved to income from a loss in the prior-year period, which included a $549 million other intangible asset impairment charge relating to TOM FORD. These results also reflect the increase in net sales, partially offset by increased consumer-facing investments to support key activations, distribution expansion and new product launches.

Hair Care
•Hair Care net sales returned to growth, increasing 5%, primarily driven by distribution expansion and the success of Multi-Peptide Serum for Hair Density from The Ordinary, as well as initial shipments for Bumble and bumble’s SalonCentric launch in February 2026.
•Hair Care operating results improved to income from a loss in the prior-year period, primarily driven by the increase in net sales as well as net benefits from the PRGP, which helped to reduce non-consumer-facing expenses.

Results by Geographic Region (Unaudited)

	Three Months Ended December 31
	Net Sales		Percentage Change[1]			Operating Income (Loss)[2]		Percentage Change
($ in millions)	2025	2024	Reported Basis	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2025	2024	Reported Basis
The Americas	$1,218	$1,209	1%	—%	—%	$104	$(771)	100+%
EUKEM	1,183	1,085	9	(7)	2	156	145	8
Asia/Pacific	900	888	1	1	2	200	152	32
Mainland China	928	822	13	—	13	148	75	97
Subtotal	$4,229	$4,004	6%	(2)%	4%	$608	$(399)	100+%
Returns/charges associated with restructuring and other activities	—	—				(207)	(181)
Total	$4,229	$4,004	6%	(2)%	4%	$401	$(580)	100+%
Non-GAAP Adjustments to As Reported Operating Income (Loss):
Returns/charges associated with restructuring and other activities						207	181
The Americas - Goodwill and other intangible asset impairments						—	861
Adjusted Operating Income - Non-GAAP						$608	$462	32%
[1]Percentages are calculated on an individual basis.
2As previously disclosed, operating results by geographic region for the fiscal 2025 second quarter (quarter-to-date period) have been adjusted to reflect the correction of a regional misclassification in the amounts furnished in the Form 8-K on October 2, 2025 related to a one-time charge during the fiscal 2025 first quarter. The misclassification was offset in the fiscal 2025 first quarter furnished amounts. No other periods were impacted and there is no impact on the consolidated financial results or results by product category.

The geographic region net sales commentary below reflects organic net sales, excluding the (favorable)/unfavorable impacts from foreign currency translation. In addition to the Operational Highlights above, below are the drivers of the Company’s performance.

Organic Net Sales - increased 4%, led by:
•Double-digit net sales growth in Mainland China, primarily reflecting strong performance during the 11.11 Global Shopping Festival and holiday, as well as innovation, with activations supported by increased consumer-facing investments. These results drove growth online and, to a lesser extent, in brick-and-mortar.

•Double-digit net sales growth across the Company’s Priority Emerging Markets in its EUKEM and The Americas geographic regions, collectively—with growth across all product categories—benefiting from targeted expanded consumer reach, successful activations and innovation.

Operating Results - increased to income compared to a loss in the prior-year period, driven by:
•The Americas - operating results increased to income from a loss in the prior-year period, which included $861 million of goodwill and other intangible asset impairments relating to TOM FORD and Too Faced.
•Mainland China - operating income increased, primarily driven by higher net sales and a favorable comparison to the prior-year period—which was unfavorably impacted by a change in policy relating to local government subsidies—partially offset by increased consumer-facing investments to support go-to-market campaigns, innovation and targeted expanded consumer reach.
•Asia/Pacific - operating income increased, primarily due to net benefits from the PRGP, which helped to reduce non-consumer-facing expenses.
•EUKEM - operating income increased due to foreign currency translation. On an as reported basis, this reflects higher gross profit due to the increase in net sales, offset in part by increased consumer-facing investments to drive sales growth as well as to support innovation and targeted expanded consumer reach.

QUARTERLY DIVIDEND
Today, the Company announced a quarterly dividend of $.35 per share on its Class A and Class B Common Stock, payable in cash on March 16, 2026 to stockholders of record at the close of business on February 27, 2026.

PROFIT RECOVERY AND GROWTH PLAN (“PRGP”)
In November 2025, the Company approved initiatives under the restructuring program component of the PRGP and entered into an agreement with Accenture for Enterprise Business Services (“EBS”) in connection with the transformation of its global operating model. See below for additional details.

Actions under the Company’s PRGP are still expected to be substantially completed in fiscal 2027, with a majority of the full run-rate benefits still expected to be realized during fiscal 2027. The plan is designed to further transform the Company’s operating model to fund a return to sales growth in fiscal 2026 and restore a solid double-digit adjusted operating margin over the next few years, as well as continue to mitigate impacts from external volatility.

Restructuring Program Component of the PRGP
The Company entered into a strategic agreement for EBS in connection with the transformation of its global operating model through the (i) consolidation of certain service providers, (ii) expansion of outsourced services, and (iii) redesign and standardization of the related end-to-end business processes, leveraging advanced technology to improve productivity. These actions will primarily result in other charges, including professional services related to the design, implementation and execution of the initiative. These charges include transition and transformation support, process design, and costs to support the global project management office for this initiative. These actions will also result in employee severance through a net reduction in workforce and contract termination charges. The Company expects these initiatives to yield net benefits, ramping up over time, as the transition progresses, normalized service levels are achieved and operational scale and efficiencies are realized. The Company remains on track to achieve the overall PRGP savings.

Relating specifically to the restructuring program component of the PRGP, once fully implemented, the Company still expects to take restructuring and other charges of between $1.2 billion and $1.6 billion, before taxes, consisting of employee-related costs, asset-related costs, contract terminations and other costs associated with implementing these initiatives. The restructuring program is still expected to yield annual gross benefits of between $0.8 billion and $1.0 billion, before taxes, to help restore operating margin and also fuel reinvestment in consumer-facing areas to drive sustainable sales growth.

The Company still estimates a net reduction in positions of 5,800 to 7,000, including approvals to date. This net reduction takes into account the elimination of positions after retraining and redeployment of certain employees in select areas. Approvals for specific initiatives under this restructuring program, in total, are expected to be completed by the end of fiscal 2026. The restructuring program’s focus includes the (i) reorganization and rightsizing of certain areas, (ii) simplification and acceleration of processes, (iii) outsourcing of select services and (iv) evolution of go-to-market footprint and selling models.

Through December 31, 2025, the Company has recognized total cumulative charges under the restructuring component of the PRGP of $904 million, consisting primarily of employee-related costs. For the three and six months ended December 31, 2025, the Company recognized charges of $207 million and $294 million, respectively.

Through January 30, 2026, the Company has approved initiatives totaling cumulative charges of $1.2 billion and a net reduction of over 6,000 positions. Inclusive of approvals through January 30, 2026, and relative to the high end of the total expected ranges, the Company has approved initiatives that account for over 80% of the expected gross benefits, over 75% of the expected charges and over 80% of the expected net reduction in positions.

OUTLOOK FOR FISCAL 2026 FULL YEAR
The Company is raising its fiscal 2026 full-year outlook, reflecting solid performance in the fiscal 2026 first half while remaining cautious amid ongoing macroeconomic uncertainty and continued headwinds in key areas of its business. Accordingly, the Company is tightening the range on net sales and raising its outlook for adjusted diluted net earnings per common share and adjusted operating margin.

The Company continues to closely monitor evolving trade policies and enacted tariffs, actively evaluating developments and mitigation strategies to reduce the potential impacts of tariffs. The Company has implemented a range of actions, including leveraging available trade programs and further optimizing its regional manufacturing footprint to bring production closer to the consumer—including through its facility in Japan. These efforts, combined with increased supply chain agility, are helping to offset more than half of the expected impacts and better position the Company to adapt quickly as trade policies continue to evolve.

In terms of enacted tariffs, the Company’s assumption continues to reflect the following incremental rates on its most material flow of goods:

•For U.S. imports: (i) from Switzerland a 39% rate, (ii) from Canada a 35% rate, (iii) from China a 30% rate, (iv) from Mexico a 25% rate, (v) from both the European Union and Japan a 15% rate and (vi) from the U.K. a 10% rate
•For Canada imports from the U.S., a 25% rate
•For China imports from the U.S., a 10% rate

Based on information available and net of planned mitigation actions through January 29, 2026, the Company continues to expect tariff-related headwinds to impact fiscal 2026 profitability by approximately $100 million, mostly in the second half. This assumption does not reflect any subsequent or future changes. The Company continues to evaluate additional strategies, including further PRGP initiatives and potential pricing actions.

Reconciliation between GAAP and Non-GAAP - Net Sales Growth (Unaudited)

Twelve Months Ending
June 30, 2026(1)
As Reported - GAAP	3% - 5%
Impact of foreign currency translation	2
Returns associated with restructuring and other activities(2)	—
Organic, Non-GAAP	1% - 3%
(1)Represents forecast, using spot rates as of December 31, 2025.
(2)The net sales growth impact of returns associated with restructuring and other activities includes approvals to date. Additional returns associated with restructuring and other activities are anticipated as initiatives are approved in fiscal 2026.

Reconciliation between GAAP and Non-GAAP - Diluted Net Earnings (Loss) Per Common Share (“EPS”) (Unaudited)

	Twelve Months Ending
	June 30
	2026(1)	2025	Growth
Forecasted/As Reported EPS - GAAP	$.98 - $1.22	$(3.15)	100+%

Non-GAAP
Restructuring and other charges(2)	1.03 - 1.07	1.06
Goodwill and other intangible asset impairments	—	2.78
U.S. deferred tax asset valuation allowance adjustment	—	.48
Talcum litigation settlement agreements(3)	—	.34
Forecasted/Adjusted EPS - Non-GAAP	$2.05 - $2.25	$1.51	36% - 49%
Impact of foreign currency translation	(.02)
Forecasted/Adjusted Constant Currency EPS - Non-GAAP	$2.03 - $2.23	$1.51	35% - 48%
(1)Represents forecast, using spot rates as of December 31, 2025.
(2)The diluted net earnings per common share impact of restructuring and other charges includes approvals to date. Additional restructuring and other charges are anticipated as initiatives are approved in fiscal 2026.

(3)No assumptions included in the fiscal 2026 forecast.

The Company’s fiscal 2026 full-year outlook reflects the following:
•Organic net sales growth to range between 1% and 3%:
◦For the full year, at mid-point of the outlook range, growth across nearly all geographic regions—led by mid-single-digit growth in Mainland China, while The Americas is expected to be flat.
◦For the fiscal 2026 second half, an increase of low-single-digits—with higher growth expected in the fourth quarter relative to the third quarter, reflecting an incremental transitory headwind from the change of duty-free retailers servicing the Beijing and Shanghai airports, including the related online businesses. The Company also anticipates continued retail sales momentum in Hainan, while negative trends are expected to persist in the rest of Northern Asian travel retail.
•As of January 29, 2026, an unfavorable impact of approximately $100 million on profitability, mostly in the second half, from currently enacted incremental tariffs, net of the Company’s planned mitigation strategies
•Adjusted operating margin of 9.8% to 10.2%, reflecting expansion in the fiscal 2026 second half:
◦The Company expects contraction in the third quarter of approximately 50 basis points, owing to (i) the timing of consumer-facing investments to support second-half innovation, with a higher year-over-year increase expected in the third quarter and (ii) tariff headwinds.
•An adjusted effective tax rate of approximately 36% for the full year, reflecting the Company’s estimated geographical mix of earnings
•Diluted weighted-average shares outstanding of approximately 365 million shares
•Net cash flows provided by operating activities to be between $1.1 billion and $1.2 billion, a decline from fiscal 2025 and reflecting higher restructuring payments that are expected to peak in fiscal 2026, partially offset by the Company’s continued focus on managing working capital
•Capital expenditures to be approximately 4% of projected sales, reflecting a more efficient and normalized level of expenditures, along with the Company’s focus on optimizing its investments overall as it prioritizes consumer-facing investments to fuel growth
•No deterioration in the geopolitical landscape or related impacts, including tariffs and consumer sentiment

The Company continues to monitor the effects of the global macro environment, including the risk of recession; currency volatility; inflationary pressures; supply chain challenges; social and political issues; competitive pressures; legal and regulatory matters, including the imposition of tariffs and sanctions; geopolitical tensions; and global security issues. The Company is also mindful of inflationary pressures (including those caused by tariffs) on its cost base and is monitoring the impact on consumer preferences, the impact of changes being made in the organization, including those related to Beauty Reimagined and the PRGP, as well as the potential impact of changes expected to be made as part of the PRGP on suppliers, retailers and others, and challenges relating to successfully outsourcing select services.

CONFERENCE CALL AND WEBCAST DETAILS
The Estée Lauder Companies will host a conference call at 8:30 a.m. (ET) today, February 5, 2026 to discuss its results for the fiscal 2026 second quarter. The dial-in number for the call is 877-883-0383 in the U.S. or 412-902-6506 internationally (conference ID number: 1156365).

The call will also be webcast live at http://www.elcompanies.com/investors/events-and-presentations and will be available for replay until February 19, 2026.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
Statements in this press release, in particular those in “Outlook,” as well as remarks by the CEO and other members of management, may constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may address the Company’s expectations regarding sales, earnings or other future financial performance and liquidity, other performance measures, product introductions, entry into new geographic regions, information technology initiatives, new methods of sale, the Company’s long-term strategy, restructuring and other charges and resulting cost savings, and future operations or operating results. These statements may contain words like “expect,” “will,” “will likely result,” “would,” “believe,” “estimate,” “planned,” “plans,” “intends,” “may,” “should,” “could,” “anticipate,” “estimate,” “project,” “projected,” “forecast,” and “forecasted” or similar expressions. Although the Company believes that its expectations are based on reasonable assumptions within the bounds of its knowledge of its business and operations, actual results may differ materially from the Company’s expectations. Factors that could cause actual results to differ from expectations include, without limitation:

(1)increased competitive activity from companies in the skin care, makeup, fragrance and hair care businesses;
(2)the Company’s ability to develop, produce and market new products on which future operating results may depend and to successfully address challenges in the Company’s business;
(3)consolidations, restructurings, bankruptcies and reorganizations in the retail industry causing a decrease in the number of stores that sell the Company’s products, an increase in the ownership concentration within the retail industry, ownership of retailers by the Company’s competitors or ownership of competitors by the Company’s customers that are retailers and the Company’s inability to collect receivables;
(4)destocking and tighter working capital management by retailers;
(5)the success, or changes in timing or scope, of new product launches and the success, or changes in timing or scope, of advertising, sampling and merchandising programs;
(6)shifts in the preferences of consumers as to how they perceive value and where and how they shop;
(7)social, political and economic risks to the Company’s foreign or domestic manufacturing, distribution and retail operations, including changes in foreign investment and trade policies and regulations of the host countries and of the United States;
(8)changes in the laws, regulations and policies (including the interpretations and enforcement thereof) that affect, or will affect, the Company’s business, including those relating to its products or distribution networks, changes in accounting standards, tax laws and regulations, environmental or climate change laws, regulations or accords, trade rules and customs regulations, and the outcome and expense of legal or regulatory proceedings, and any action the Company may take as a result;
(9)foreign currency fluctuations affecting the Company’s results of operations and the value of its foreign assets, the relative prices at which the Company and its foreign competitors sell products in the same markets and the Company’s operating and manufacturing costs outside of the United States;
(10)changes in global or local conditions, including those due to volatility in the global credit and equity markets, government economic policies, natural or man-made disasters, real or perceived epidemics, supply chain challenges, inflation, or increased energy costs, that could affect consumer purchasing, the willingness or ability of consumers to travel and/or purchase the Company’s products while traveling, the financial strength of the Company’s customers, suppliers or other contract counterparties, the Company’s operations, the cost and availability of capital which the Company may need for new equipment, facilities or acquisitions, the returns that the Company is able to generate on its pension assets and the resulting impact on funding obligations, the cost and availability of raw materials and the assumptions underlying the Company’s critical accounting estimates;
(11)shipment delays, commodity pricing, depletion of inventory and increased production costs resulting from disruptions of operations at any of the facilities that manufacture the Company’s products or at the Company’s distribution or inventory centers, including disruptions that may be caused by the implementation of information technology initiatives, or by restructurings;
(12)real estate rates and availability, which may affect the Company’s ability to increase or maintain the number of retail locations at which the Company sells its products and the costs associated with the Company’s other facilities;
(13)changes in product mix to products which are less profitable;
(14)the Company’s ability to acquire, develop or implement new information technology, including operational technology and websites, on a timely basis and within the Company’s cost estimates; to maintain continuous operations of its new and existing information technology; and to secure the data and other information that may be stored in such technologies or other systems or media;
(15)the Company’s ability to capitalize on opportunities for improved efficiency, such as publicly-announced strategies and restructuring and cost-savings initiatives, and to integrate acquired businesses and realize value therefrom;

(16)consequences attributable to local or international conflicts around the world, as well as from any terrorist action, retaliation and the threat of further action or retaliation;
(17)the timing and impact of acquisitions, investments and divestitures; and
(18)additional factors as described in the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2025.

The Company assumes no responsibility to update forward-looking statements made herein or otherwise.

The Estée Lauder Companies Inc. is one of the world’s leading manufacturers, marketers and sellers of quality skin care, makeup, fragrance and hair care products, and is a steward of luxury and prestige brands globally. The Company’s products are sold in approximately 150 countries and territories under brand names including: Estée Lauder, Aramis, Clinique, Lab Series, Origins, M·A·C, La Mer, Bobbi Brown Cosmetics, Aveda, Jo Malone London, Bumble and bumble, Darphin Paris, TOM FORD, Smashbox, AERIN Beauty, Le Labo, Editions de Parfums Frédéric Malle, GLAMGLOW, KILIAN PARIS, Too Faced, Dr.Jart+, the DECIEM family of brands, including The Ordinary and NIOD, and BALMAIN Beauty.

ELC-F
ELC-E

CONSOLIDATED STATEMENT OF EARNINGS (LOSS) (Unaudited)

	Three Months Ended December 31		Percentage Change	Six Months Ended December 31		Percentage Change
($ in millions, except per share data)	2025	2024		2025	2024
Net sales(A)	$4,229	$4,004	6%	$7,710	$7,365	5%
Cost of sales(A)	994	957	4	1,921	1,885	2
Gross profit	3,235	3,047	6	5,789	5,480	6
Gross margin	76.5%	76.1%		75.1%	74.4%

Operating expenses
Selling, general and administrative	2,627	2,585	2	4,923	4,883	1
Restructuring and other charges(A)	207	181	14	296	278	6
Impairment of goodwill and other intangible assets(B)	—	861	(100)	—	861	(100)
Talcum litigation settlement agreements(C)	—	—	—	—	159	(100)
Total operating expenses	2,834	3,627	(22)	5,219	6,181	(16)
Operating expense margin	67.0%	90.6%		67.7%	83.9%

Operating income (loss)	401	(580)	100+	570	(701)	100+
Operating income (loss) margin	9.5%	(14.5)%		7.4%	(9.5)%

Interest expense	85	90	(6)	171	182	(6)
Interest income and investment income, net	21	23	(9)	51	58	(12)
Other components of net periodic benefit cost	4	3	33	8	5	60
Earnings (loss) before income taxes	333	(650)	100+	442	(830)	100+
Provision (benefit) for income taxes	171	(60)	100+	233	(84)	100+
Net earnings (loss)	$162	$(590)	100+%	$209	$(746)	100+%

Net earnings (loss) per common share
Basic	$.45	$(1.64)	100+%	$.58	$(2.07)	100+%
Diluted	$.44	$(1.64)	100+%	$.57	$(2.07)	100+%

Weighted-average common shares outstanding
Basic	362.1	360.0		361.7	359.8
Diluted	364.8	360.0		364.2	359.8

(A) Included in net sales, cost of sales and restructuring and other charges are the impacts of returns and charges associated with the restructuring program component of the PRGP and the Post-COVID Business Acceleration Program (the “PCBA Program”). Additional information about the restructuring program component of the PRGP and the PCBA Program is included in the notes to consolidated financial statements in the Company’s Annual Report on Form 10-K for the fiscal year ended June 30, 2025.

(B) During the fiscal 2025 second quarter, the TOM FORD brand experienced lower-than-expected growth within key geographic regions and channels, including in mainland China, Asia travel retail and Hong Kong SAR. Also during the fiscal 2025 second quarter, the Too Faced reporting unit experienced lower-than-expected results in key geographic regions and channels. As a result, the Company made revisions to the internal forecasts relating to its TOM FORD brand and Too Faced reporting unit. Additionally, there were increases in the weighted average cost of capital for the TOM FORD brand and Too Faced reporting unit as compared to the prior-year annual goodwill and other indefinite-lived intangible asset impairment testing as of April 1, 2024. The Company concluded that the changes in circumstances in the TOM FORD brand and Too Faced reporting unit, along with increases in the weighted average cost of capital, triggered the need for interim impairment reviews of the TOM FORD trademark and the Too Faced trademark and goodwill. These changes in circumstances were also an indicator that the carrying amounts of Too Faced’s long-lived assets, including customer lists, may not be recoverable. After performing the relevant impairment assessments, the Company recorded $773 million and $75 million of trademark intangible asset impairment charges for TOM FORD and Too Faced, respectively, as well as a $13 million goodwill impairment charge related to Too Faced.

For the three and six months ended December 31, 2024, charges related to goodwill and other intangible asset impairments were $861 million ($674 million, net of tax), with an impact of $1.87 per common share.

(C) From the end of August 2024 through October 2024, the Company reached agreements with certain plaintiff law firms (collectively, the “talcum litigation settlement agreements”) for: (i) the resolution of pending cosmetic talcum powder matters handled by those firms as well as (ii) a process for resolving potential future cosmetic talcum powder claims expected to be brought on behalf of plaintiffs by those firms from January 1, 2025 through December 31, 2029, with annual capped amounts per year for each participating law firm. To account for the talcum litigation settlement agreements, the Company recorded a charge of $159 million in the fiscal 2025 first quarter for the amount agreed to settle the current claims and an estimated amount for potential future claims.

Results by Product Category (Unaudited)

	Six Months Ended December 31
	Net Sales		Percentage Change[1]			Operating Income (Loss)		Percentage Change
($ in millions)	2025	2024	Reported Basis	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2025	2024	Reported Basis
Skin Care	$3,629	$3,450	5%	(1)%	4%	$641	$423	52%
Makeup	2,194	2,188	—	(2)	(1)	3	(396)	100+
Fragrance	1,533	1,374	12	(2)	10	191	(386)	100+
Hair Care	297	298	—	—	(1)	6	(21)	100+
Other	56	55	2	—	2	22	(34)	100+
Subtotal	$7,709	$7,365	5%	(1)%	3%	$863	$(414)	100+%
Returns/charges associated with restructuring and other activities	1	—				(293)	(287)
Total	$7,710	$7,365	5%	(1)%	3%	$570	$(701)	100+%
Non-GAAP Adjustments to As Reported Operating Income (Loss):
Returns/charges associated with restructuring and other activities						293	287
Makeup - Goodwill and other intangible asset impairments						—	258
Fragrance - Other intangible asset impairments						—	549
Other - Other intangible asset impairments						—	54
Makeup - Talcum litigation settlement agreements						—	159
Adjusted Operating Income - Non-GAAP						$863	$606	42%
[1]Percentages are calculated on an individual basis.

Results by Geographic Region (Unaudited)

	Six Months Ended December 31
	Net Sales		Percentage Change[1]			Operating Income (Loss)		Percentage Change
($ in millions)	2025	2024	Reported Basis	Impact of Foreign Currency Translation	Organic Net Sales (Non-GAAP)	2025	2024	Reported Basis
The Americas	$2,392	$2,406	(1)%	—%	(1)%	$191	$(856)	100+%
EUKEM	2,084	1,953	7	(5)	1	162	155	5
Asia/Pacific	1,773	1,694	5	1	5	350	228	54
Mainland China	1,460	1,312	11	—	11	160	59	100+
Subtotal	$7,709	$7,365	5%	(1)%	3%	$863	$(414)	100+%
Returns/charges associated with restructuring and other activities	1	—				(293)	(287)
Total	$7,710	$7,365	5%	(1)%	3%	$570	$(701)	100+%
Non-GAAP Adjustments to As Reported Operating Income (Loss):
Returns/charges associated with restructuring and other activities						293	287
The Americas - Goodwill and other intangible asset impairments						—	861
The Americas - Talcum litigation settlement agreements						—	159
Adjusted Operating Income - Non-GAAP						$863	$606	42%
[1]Percentages are calculated on an individual basis.

This earnings release includes some non-GAAP financial measures relating to charges associated with restructuring and other activities and adjustments, as well as organic net sales. Included herein are reconciliations between the non-GAAP financial measures and the most directly comparable GAAP measures for certain consolidated statements of earnings (loss) accounts before and after these items. The Company uses certain non-GAAP financial measures, among other financial measures, to evaluate its operating performance, which represent the manner in which the Company conducts and views its business. Management believes that excluding certain items that are not comparable from period-to-period, or do not reflect the Company’s underlying ongoing business, provides transparency for such items and helps investors and others compare and analyze operating performance from period-to-period. In the future, the Company expects to incur charges or adjustments similar in nature to those presented herein; however, the impact to the Company’s results in a given period may be highly variable and difficult to predict. The Company’s non-GAAP financial measures may not be comparable to similarly titled measures used by, or determined in a manner consistent with, other companies. While the Company considers the non-GAAP measures useful in analyzing its results, they are not intended to replace, or act as a substitute for, any presentation included in the consolidated financial statements prepared in conformity with U.S. GAAP.

The Company operates on a global basis, with the majority of its net sales generated outside the United States. Accordingly, fluctuations in foreign currency exchange rates can affect the Company’s results of operations. Therefore, the Company presents certain net sales information excluding the effect of foreign currency rate fluctuations to provide a framework for assessing the performance of its underlying business outside the United States. Constant currency information compares results between periods as if exchange rates had remained constant period-over-period. The Company calculates constant currency information by translating current-period results using prior-year period monthly average foreign currency exchange rates and adjusting for the period-over-period impact of foreign currency cash flow hedging activities.

Reconciliation between GAAP and Non-GAAP Net Sales (Unaudited)
	Three Months Ended December 31		Percentage Change	Six Months Ended December 31		Percentage Change
($ in millions)	2025	2024		2025	2024
Net Sales	$4,229	$4,004	6%	$7,710	$7,365	5%
Non-GAAP Adjustments
Returns associated with restructuring and other activities	—	—		(1)	—
Adjusted Net Sales, Non-GAAP	4,229	4,004		7,709	7,365
Impact of foreign currency translation	(74)	—		(99)	—
Organic Net Sales, Non-GAAP	$4,155	$4,004	4%	$7,610	$7,365	3%

Reconciliation of Certain Consolidated Statements of Earnings (Loss) Accounts Before and After Returns, Charges and Other Adjustments (Unaudited)[1]
	Three Months Ended December 31		Percentage Change	Six Months Ended December 31		Percentage Change
($ in millions, except per share data)	2025	2024		2025	2024
Gross Profit	$3,235	$3,047	6%	$5,789	$5,480	6%
Non-GAAP Adjustments
Restructuring and other activities	—	—		(3)	9
Adjusted Gross Profit, Non-GAAP	3,235	3,047	6%	5,786	5,489	5%
Impact of foreign currency translation	(51)	—		(69)	—
Adjusted Gross Profit, Non-GAAP constant currency	$3,184	$3,047	4%	$5,717	$5,489	4%

Gross Margin	76.5%	76.1%		75.1%	74.4%
Non-GAAP Adjustments
Restructuring and other activities	—	—		—	0.1
Adjusted Gross Margin, Non-GAAP	76.5%	76.1%		75.1%	74.5%

Operating Income (Loss)	$401	$(580)	100+%	$570	$(701)	100+%
Non-GAAP Adjustments
Restructuring and other charges	207	181		293	287
Goodwill and other intangible asset impairments	—	861		—	861
Talcum litigation settlement agreements	—	—		—	159
Adjusted Operating Income, Non-GAAP	608	462	32%	863	606	42%
Impact of foreign currency translation	(11)	—		(8)	—
Adjusted Operating Income, Non-GAAP constant currency	$597	$462	29%	$855	$606	41%

Operating Margin	9.5%	(14.5)%		7.4%	(9.5)%
Non-GAAP Adjustments
Restructuring and other charges	4.9	4.5		3.8	3.9
Goodwill and other intangible asset impairments	—	21.5		—	11.7
Talcum litigation settlement agreements	—	—		—	2.2
Adjusted Operating Margin, Non-GAAP	14.4%	11.5%		11.2%	8.2%

Provision (benefit) for Income Taxes	$171	$(60)	100+%	$233	$(84)	100+%
Effective Tax Rate ("ETR")	51.4%	9.2%		52.7%	10.1%
Tax Impact on Non-GAAP adjustments
Restructuring and other charges	44	40		61	62
Goodwill and other intangible asset impairments	—	187		—	187
Talcum litigation settlement agreements	—	—		—	35
Adjusted Provision for Income Taxes, Non-GAAP	$215	$167		$294	$200
Adjusted ETR, Non-GAAP	39.8%	42.6%		40.0%	41.9%

Diluted Net Earnings (Loss) Per Common Share	$.44	$(1.64)	100+%	$.57	$(2.07)	100+%
Non-GAAP Adjustments
Restructuring and other charges	.45	.39		.64	.63
Goodwill and other intangible asset impairments	—	1.87		—	1.87
Talcum litigation settlement agreements	—	—		—	.34
Adjusted Diluted Net Earnings Per Common Share, Non-GAAP[2]	$.89	$.62	43%	$1.21	$.77	58%
Impact of foreign currency translation	(.02)	—		(.01)	—
Adjusted Diluted Net Earnings Per Common Share, Non-GAAP constant currency[2]	$.87	$.62	40%	$1.20	$.77	56%
[1]Percentages are calculated on an individual basis.
[2]For the three and six months ended December 31, 2024 the effects of potentially dilutive stock options, performance share units, and restricted stock units of approximately 1.1 million shares and 1.2 million shares, respectively, were excluded from the computation of As Reported and adjustments to Non-GAAP diluted loss per common share as they were anti-dilutive due to the net loss incurred during the periods. These shares were added to the weighted-average common shares outstanding to calculate Non-GAAP diluted earnings per common share.

CONDENSED CONSOLIDATED BALANCE SHEETS (Unaudited, except where noted)

	December 31, 2025	June 30, 2025	December 31, 2024
($ in millions)		(Audited)
ASSETS

Cash and cash equivalents	$3,082	$2,921	$2,586
Accounts receivable, net	1,657	1,530	1,611
Inventory and promotional merchandise	1,895	2,074	2,002
Prepaid expenses and other current assets	524	544	697
Total current assets	7,158	7,069	6,896
Property, plant and equipment, net	2,966	3,172	3,049
Operating lease right-of-use assets	1,860	1,952	1,891
Other assets	7,650	7,699	7,924
Total assets	$19,634	$19,892	$19,760

LIABILITIES AND EQUITY

Current debt	$3	$3	$4
Accounts payable	1,260	1,497	1,133
Operating lease liabilities	413	406	397
Other accrued liabilities	3,595	3,529	3,497
Total current liabilities	5,271	5,435	5,031
Long-term debt	7,319	7,314	7,276
Long-term operating lease liabilities	1,655	1,744	1,706
Other noncurrent liabilities	1,358	1,534	1,578
Total noncurrent liabilities	10,332	10,592	10,560
Total equity	4,031	3,865	4,169
Total liabilities and equity	$19,634	$19,892	$19,760

SELECT CASH FLOW DATA (Unaudited)

	Six Months Ended December 31
($ in millions)	2025	2024
Net earnings (loss)	$209	$(746)
Adjustments to reconcile net earnings (loss) to net cash flows from operating activities:
Depreciation and amortization	397	415
Deferred income taxes	11	(292)
Impairment of goodwill and other intangible assets	—	861
Other items	192	193
Changes in operating assets and liabilities:
(Increase) decrease in accounts receivable, net	(126)	79
Decrease in inventory and promotional merchandise	179	132
Decrease (increase) in other assets, net	25	(47)
Decrease in accounts payable and other liabilities, net	(102)	(208)
Net cash flows provided by operating activities	$785	$387

Other Investing and Financing Uses:
Capital expenditures	$(204)	$(273)
Repayments of long-term debt, net	(2)	(502)
Dividends paid to stockholders	(255)	(366)
Payment of deferred consideration	(150)	—

Supplemental cash flow information:
Cash paid for interest	$168	$179
Cash paid for income taxes	295	327

Reconciliation of Certain Consolidated Statements of Cash Flows Accounts Cash Flows from Operating Activities to Free Cash Flow

	Six Months Ended December 31
($ in millions)	2025	2024
Net cash flows provided by operating activities	$785	$387
Less: capital expenditures	(204)	(273)
Free cash flow	$581	$114

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